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                                                                   EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]
                                                                Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984
FOR IMMEDIATE RELEASE
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                                         Contact:  Gregory Reams
                                                   Central Garden & Pet
                                                   (925) 283-4573

                 Central Garden & Pet RECEIVES OHIO JURY VERDICT

                 _______________________________________________

         LAFAYETTE, California, April 29, 2002-- Central Garden & Pet Company (NASDAQ: CENT) said today that it received an Ohio jury verdict related to litigation with The Scotts Company. In the case before the United States District Court for the Southern District of Ohio, the jury awarded Scotts $10.4 million, or less than half of its total claim of $23.9 million, after taking into account Central's counterclaims. Central said it does not anticipate taking any charges in connection with this verdict.

         Central is continuing to pursue antitrust claims against Scotts and said that the Ohio verdict will not affect a separate action on these claims, which is scheduled for trial in July in the United States District Court for the Northern District of California.

         Central Garden & Pet Company is a leading producer of consumer garden and pet products. Central's proprietary branded products include Pennington Seed(R), Norcal Pottery(TM), AMDRO(R), Maxide(R), Strike(R), Lilly Miller(R), Grant's(R), and Matthews(R) Four Seasons garden products, and All-Glass(R), Oceanic Systems(R), Island(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R), and Four Paws(R) pet products. For additional information on Central Garden & Pet, including access to the Company's SEC filings, please visit the Company's website at http://www.centralgardenandpet.com.
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